CONVEYANCE

THIS AGREEMENT made as of the 28th day of August, 2000.

BETWEEN:

PACIFIC RODERA VENTURES INC.

("Vendor")

- and -

EOG RESOURCES CANADA INC.

("Purchaser")

1. In this Agreement:

(a) "Assets" means all rights to and in respect of the interests set out and described in Schedule "A" hereto in and to the Petroleum and Natural Gas Rights and all property, assets, interests and rights related to the Petroleum and Natural Gas Rights, including but not limited to contracts, agreements, records, books, documents, licences, reports and data related thereto and tangible depreciable property and assets which are used or are intended to be used in producing, processing, gathering, treating, measuring, making marketable or injecting petroleum, natural gas and substances produced in connection therewith and in connection with water injection or removal operations;

(b) "Existing Rights" means the lands, leases(s) and/or licence(s) set out in Schedule "A" under the heading "Existing Rights";

(c) "Peteroleum and Natural Gas Rights" means all rights to explore for, drill for, produce, take, use, market and share in the production or proceeds of or form petroleum, natural gas and substances produced in connection therewith, granted and held pursuant to the leases and licences set out in Schedule "A" in respect of the Existing Rights and Parcel 1;

(d) "Petroleum and Natural Gas Rights" means all rights to explore for, drill for, produce, take, use, market and share in the production or proceeds of or from petroleum, natural gas and substances produced in connection therewith, granted and held pursuant to the leases and licences set out in Schedule "A" in respect of the Existing Rights and Parcel 1;

(e) "Work Commitment Expenditure" shall have the meaning given to such term in option (ii) of clause 3 hereof; and

(f) "Work Proposal Bid" means Vendor's successful Work Proposal Bid for Parcel 1 such as term is used in the "Draft Terms and Conditions of the 2000 Central MacKenzie Valley Call for Bids" issued by the Department of Indian and Northern Affairs.

2. Vendor, for the purice and sum of $496,873.12, receipt of which is acknowledged by Vendor, hereby sells, assigns, transfers, conveys and sets over to Purchaser, and Purchaser hereby purchases from Vendor, all of the right, title, estate and interest of Vendor in and to the Assets, to have and to hold the same, together with all benefit and advantage to be derived therefrom, absolutely, subject to the terms of this Agreement.

3. Provided that the Work Proposal Bid is accepted by the Department of Indian and Northern Affairs, Purchaser shall pay 75% of Vendor's 13.25% share (i.e. a net 9.9375% share) of the total amount (up to a maximum of $15,000,000.00) of the costs actually incurred in respect of the work program in respect of Parcel 1 (such 75% share of costs hereinafter called the "Work Commitment Expenditure") to earn from Vendor an additional undivided 2.839275% interest in the Existing Rights and an undivided 6.625% interest in Parcel 1. For greater certainty, Purchaser shall pay costs equal to the lower of (a) 9.9375% of the total work program bid value or (b) 9.9375% of $15,000,000.00 (i.e. net $1,490,625.00), and any costs exceeding $15,000,000 in total for the work program shall be borne by the parties in accordance with their respective after Work Commitment Expenditure interests (i.e. Purchaser as to 6.625% and Vendor as to 6.625%).

4. Provided that the Work Proposal Bid is accepted by the Department of Indian and Northern Affairs and notwithstanding anything to the contrary in this Agreement, Vendor shall take all reasonable steps necessary to cause Purchaser to have a 6.625% registered interest in any lease or licence issued pursuant to the Work Proposal Bid.

5. Vendor represents and warrants to Purchaser that: (i) except as described in Schedule "A", Vendor has not mortgaged, pledged, assigned, sold, transferred or otherwise disposed of or encumbered any interest in the Assets; (ii) no suit, action or other proceeding before any court or governmental agency is pending against Vendor or, to the knowledge, information and belief of Vendor, has been threatened against Vendor or any third party, which might result in impairment or loss of the interest of Vendor in and to the Assets or which might otherwise adversely affect the Assets; (iii) Vendor has not received notice from any third party claiming an interest in and to the Assets adverse to the interest of Vendor and Vendor has no reason to believe that any such claim may be made; (iv) any and all operations of Vendor, and to the knowledge, information and belief of Vendor, any and all operations by third parties, on or in respect of the Existing Rights, have been conducted in accordance with good oil and gas industry practices and in material compliance with all applicable laws, rules, regulations, orders and directions of governmental and other competent authorities; and (v) Vendor has made available to Purchaser all information in the possession of Vendor or to which Vendor has access relevant to environmental damage or contamination or other environmental problems pertaining to the Existing Rights.

6. Each party hereto will, from time to time and at all times hereafter upon request, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

7. This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws, of the Province of Alberta (except in respect of enforcement proceedings seeking adjudication on title to or right to possession of immovables, including rights in land, situate in the Northwest Territories, in which case the laws of the Northwest Territories shall apply) and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the non-exclusive jurisdiction of the courts of each of the Province of Alberta and the Northwest Territories and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

8. The assignment and conveyance effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof. The covenants, representations, warranties and indemnities contained in this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the interests of Vendor in and to the Assets to Purchaser. There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers and other documents notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

9. This Agreement shall be binding upon and shall enure to the benefit of the parties and their respective heirs, executors, administrators, trustees, receivers, successors and assigns.

PACIFIC RODERA VENTURES INC.	EOG RESOURCES CANADA INC.
Per: /s/ "D. Paul Andrews"	Per: /s/ " Louis d'Abadie"